The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-182348

Subject to Completion, Dated August 17, 2012

PROSPECTUS    SUPPLEMENT

(To Prospectus Dated June 26, 2012)

230,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

151,500 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C

Liquidation Preference $1,000 Per Share

M&T BANK CORPORATION

This prospectus supplement relates to the offer and sale of (i) 230,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $1,000 per share (the “Series A Preferred Shares”), and (ii) 151,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $1,000 per share (the “Series C Preferred Shares,” and together with the Series A Preferred Shares, the “Preferred Shares”) by the United States Department of the Treasury (“Treasury”). We issued the Series A Preferred Shares to Treasury on December 23, 2008 as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We issued the Series C Preferred Shares to Treasury on May 23, 2009, upon the consummation of our acquisition of Provident Bankshares Corporation by merger as consideration for preferred shares originally issued by Provident Bankshares Corporation to Treasury on November 14, 2008 as part of the CPP in a private placement exempt from the registration requirements of the Securities Act.

We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

Before any sale of Preferred Shares in this offering, our board of directors (the “Board of Directors”) will approve certain amendments to the terms of each of the Series A Preferred Shares and the Series C Preferred Shares (the “Amendment”) as described below. The Amendment will require the approval of the holder of the Preferred Shares and the approval of a majority of the outstanding shares of our common stock to be effective. Treasury, as the sole holder of the Preferred Shares, will consent to the Amendment before any sale of Preferred Shares in this offering. We will agree to submit the Amendment to our common shareholders for approval at our next annual meeting of shareholders, which we expect to hold on April 16, 2013 or, in our discretion, at an earlier special meeting of shareholders. If the Amendment is not approved at such meeting, we intend to submit the Amendment for approval by our common shareholders at subsequent shareholder meetings. Our Board of Directors intends to recommend that our common shareholders vote for approval of the Amendment. If the common shareholders approve the Amendment, we will promptly file a certificate of amendment with the New York Department of State to appropriately amend the terms of our certificate of incorporation governing the Preferred Shares and the Amendment will thereafter become effective.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15.

Currently, the initial dividend rate is 5% per annum through February 14, 2014 for the Series A Preferred Shares and through November 14, 2013 for the Series C Preferred Shares, and will increase to 9% per annum on and after February 15, 2014 for the Series A Preferred Shares and on and after November 15, 2013 for the Series C Preferred Shares, in each case if not otherwise redeemed earlier for cash by us. Upon effectiveness of the Amendment, the initial dividend rate on the Series A Preferred Shares and the Series C Preferred Shares will be 5% per annum through November 14, 2013, and will increase to     % per annum on and after November 15, 2013.

As of the date of this prospectus supplement, we have paid in full all of our quarterly dividend obligations on the Preferred Shares.

In connection with this offering, we will contractually agree for the benefit of holders of the Preferred Shares not to redeem the Preferred Shares until on or after November 15, 2018. More specifically, the Preferred Shares will only be subject to redemption by us, at our option, (i) in whole or in part, at any time and from time to time, subject to prior approval by the appropriate federal banking agency, beginning on or after November 15, 2018, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. Such contractual agreement will continue to be in effect in accordance with its terms until November 15, 2018 even if we do not receive common shareholder approval for the Amendment.

These modified redemption terms are also included in the Amendment and, upon effectiveness of the Amendment, will become terms of the Preferred Shares.

The Preferred Shares do not have any voting rights, except as set forth under “Description of Preferred Shares—Voting Rights” on page S-18.

We intend to apply to list the Series A Preferred Shares and the Series C Preferred Shares on the New York Stock Exchange (the “NYSE”) under the symbols “MTBPr” and “MTBPrC,” respectively. If the application is approved, we expect trading of the Preferred Shares on the NYSE to begin within 30 days after the initial delivery of the Preferred Shares.

Investing in the Preferred Shares involves risks. You should read the “Risk Factors” section beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011 before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price of the Series A Preferred Shares(1)	$	$
Underwriting discounts and commissions to be paid by the Company on the Series A Preferred Shares(2),(3)	$	$
Public offering price of the Series C Preferred Shares(1)	$	$
Underwriting discounts and commissions to be paid by the Company on the Series C Preferred Shares(2),(3)	$	$
Proceeds to Treasury(1)	$	$

(1)	Plus accrued dividends from and including August 15, 2012.

(2)	We have agreed to pay all underwriting discounts and commissions and transfer taxes and transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.
(3)	For sales to certain institutions, the underwriting discounts and commissions will be $ per Preferred Share, and to the extent of those sales, the total underwriting discounts and commissions will be less than the total shown above. As a result of sales to certain institutions, the total underwriting discounts and commissions will equal $ .

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company and its participants against payment on or about                     .

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Stifel Nicolaus Weisel

The date of this prospectus supplement is                     .

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the Preferred Shares. In particular, you should review the information under the heading “Risk Factors” set forth on page S-7 of this prospectus supplement, the information set forth under the heading “Risk Factors” set forth on page 4 in the accompanying prospectus, the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, the information under the heading “Risk Factors” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 and the information under the heading “Risk Factors” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, each of which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. Neither we nor Treasury nor the underwriters have authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus supplement, we frequently use the terms “we,” “our” and “us” to refer to M&T Bank Corporation (the “Company”) and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and other publicly available documents, including the documents incorporated herein by reference, contain forward-looking statements that are based on current expectations, estimates and projections about the company’s business, management’s beliefs and assumptions made by management. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to update forward-looking statements.

Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on trust-related revenues; legislation and/or regulation affecting the financial services industry as a whole, and the Company and its subsidiaries individually or collectively, including tax legislation or regulation and regulatory capital requirements; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies; future actions by our shareholders; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental

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proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support the Company and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with the Company’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which the Company and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.mandtbank.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	the Company’s Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 2012 and June 30, 2012;

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•	the Company’s Current Reports on Form 8-K , as filed with the SEC on April 20, 2012 and June 13, 2012; and

•	the Company’s Definitive Proxy Statement related to its 2012 annual meeting of shareholders, as filed with the SEC on March 7, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Preferred Shares. You should carefully consider the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

M&T Bank Corporation is a New York business corporation which is registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and as a bank holding company under Article III-A of the New York Banking Law. Our principal executive offices are located at One M&T Plaza, Buffalo, New York 14203. The Company was incorporated in November 1969. As of June 30, 2012, we had consolidated total assets of $80.8 billion, deposits of $62.5 billion and shareholders’ equity of $9.6 billion. We had 14,235 full-time and 1,431 part-time employees as of December 31, 2011.

The Company has two wholly owned bank subsidiaries: Manufacturers and Traders Trust Company (the “Bank”) and Wilmington Trust, National Association. The bank subsidiaries collectively offer a wide range of retail and commercial banking, trust, wealth management and investment services to their customers. At June 30, 2012, the Bank represented 99% of consolidated assets of the Company. The Bank is a banking corporation that is incorporated under the laws of the State of New York. As a commercial bank, the Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Lending is largely focused on consumers residing in New York State, Pennsylvania, Maryland, Delaware, northern Virginia and Washington, D.C., and on small and medium-size businesses based in those areas, although loans are originated through lending offices in other states. In addition, the Company conducts lending activities in various states through other subsidiaries. The Bank and certain of its subsidiaries also offer commercial mortgage loans secured by income producing properties or properties used by borrowers in a trade or business. Additional financial services are provided through other operating subsidiaries of the Company.

The Company from time to time considers acquiring banks, thrift institutions, branch offices of banks or thrift institutions, or other businesses within markets currently served by the Company or in other locations that would complement the Company’s business or its geographic reach. The Company has pursued acquisition opportunities in the past, continues to review different opportunities, including the possibility of major acquisitions, and intends to continue this practice.

The Offering

The following summary contains basic information about the Preferred Shares and is not intended to be complete and does not contain all of the information that is important to you. For a more complete understanding of the Preferred Shares, you should read the section of this prospectus supplement entitled “Description of Preferred Shares.”

Issuer	M&T Bank Corporation

Preferred Shares Offered by Treasury	230,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share.

151,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share.

Liquidation Preference	If we liquidate, dissolve or wind up (collectively, a “liquidation”), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.

Proposed Amendment to the Terms of the Preferred Shares	Before any sale of Preferred Shares in this offering, our Board of Directors will approve the Amendment to the terms of each of the Series A Preferred Shares and the Series C Preferred Shares, and the Amendment will require the approval of the holder of the Preferred Shares, the approval of a majority of the outstanding shares of our common stock and the filing of a certificate of amendment with the New York Department of State to be effective. Treasury, as the sole holder of the Preferred Shares, will consent to the Amendment before any sale of Preferred Shares in this offering, and we will agree to submit the Amendment to our common shareholders for approval at our next annual meeting of shareholders, which we expect to hold on April 16, 2013 or, in our discretion, at an earlier special meeting of shareholders. If the Amendment is not approved at such meeting, we intend to submit the Amendment for approval by our common shareholders at subsequent annual and/or special meetings of shareholders, as the case may be. We have no reason to believe that the Amendment will not be approved by our common shareholders.

Our Board of Directors intends to recommend that our common shareholders vote for approval of the Amendment. Once the common shareholders approve the Amendment, we will promptly file a certificate of amendment with the New York Department of State to appropriately amend the terms of our certificate of incorporation governing the Preferred Shares and the Amendment will thereafter become effective upon filing of the certificate of amendment.

Upon effectiveness of the Amendment, the initial dividend rate on the Series A Preferred Shares and the Series C Preferred Shares will be 5% per annum through November 14, 2013, and will increase to % per annum on and after November 15, 2013. In addition, upon effectiveness of the Amendment, the following will become terms of the Preferred Shares: we may only redeem the Preferred Shares at our option, (i) in whole or in part, at any time and from time to time, subject to prior approval by the appropriate federal banking agency, beginning on or after November 15, 2018, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption.

Dividends	Currently, dividends on the Preferred Shares are payable quarterly in arrears on a cumulative basis on each February 15, May 15, August 15 and November 15, at an initial dividend rate equal to 5% per annum through February 14, 2014 for the Series A Preferred Shares and through November 14, 2013 for the Series C Preferred Shares, and will increase to 9% per annum on and after February 15, 2014 for the Series A Preferred Shares and on and after November 15, 2013 for the Series C Preferred Shares if not otherwise redeemed earlier for cash by us, on (i) the liquidation preference value per Preferred Share and (ii) the amount of accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for any dividend period on such Preferred Shares. As of the date of this prospectus supplement, we have paid in full all of our quarterly dividend obligations on the Preferred Shares.

Upon the effectiveness of the Amendment, the initial dividend rate on each of the Series A Preferred Shares and the Series C Preferred Shares will be 5% per annum through November 14, 2013, and will increase to % per annum on and after November 15, 2013, which we believe will likely be much lower than the current rate of 9% per annum if the Amendment does not become effective.

Dividends on the Preferred Shares will remain payable quarterly in arrears on a cumulative basis on each February 15, May 15, August 15 and November 15.

Maturity	The Preferred Shares are perpetual and have no maturity date.

Rank

The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the “Junior Stock”), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the “Parity Stock”) and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

The Series A Preferred Shares rank equally with the Series C Preferred Shares.

Priority of Dividends	So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Optional Redemption by the Company	In connection with this offering, we will contractually agree for the benefit of holders of the Preferred Shares not to redeem the Preferred Shares until on or after November 15, 2018. More specifically, the Preferred Shares will only be subject to redemption by us, at our option, (i) in whole or in part, at any time and from time to time, subject to prior approval by the appropriate federal banking agency, beginning on or after November 15, 2018, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption.

Such contractual agreement will continue to be in effect in accordance with its terms until November 15, 2018 even if we do not receive common shareholder approval for the Amendment.

These modified redemption terms are also included in the Amendment and, upon effectiveness of the Amendment, will become terms of the Preferred Shares. See “— Proposed Amendment to the Terms of the Preferred Shares.”

Any redemption of the Preferred Shares is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Shares then in effect.

The holders of the Preferred Shares do not have the right to require redemption.

Voting Rights	Holders of the Preferred Shares generally have no voting rights.

However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable (the “Voting Parity Stock”), will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares for all past dividend periods are paid in full. There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the two new directors.

In addition, the affirmative vote of the holders of at least 66-2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our Articles of Incorporation or the Articles of Amendment relating to the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See “Use of Proceeds” in this prospectus supplement.

Listing	We intend to apply to list the Series A Preferred Shares and the Series C Preferred Shares on the New York Stock Exchange under the symbols “MTBPr” and “MTBPrC,” respectively. If the application is approved, we expect trading of the Preferred Shares on the NYSE to begin within 30 days after the initial delivery of the Preferred Shares.

Tax Considerations	For a discussion of the material United States federal income tax consequences relating to the Preferred Shares, see “United States Federal Income Tax Consequences” in this prospectus supplement.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

RISK FACTORS

An investment in our Preferred Shares is subject to risks inherent in our business and risks relating to the structure of the Preferred Shares. You should not purchase Preferred Shares unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any Preferred Shares, you should carefully consider the following discussion of risks and the other information in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as such discussion may be amended or updated in other reports filed by us with the SEC. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment.

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness, and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. As of June 30, 2012, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $1.2 billion.

Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our Board of Directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our Board of Directors deems relevant at the time.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

We are a holding company and are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions.

The Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor. Because we are a holding company and conduct substantially all of our operations through subsidiaries, our ability to pay dividends on, and redeem at our option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from our subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of our subsidiaries. In particular, the Bank represented 99% of our consolidated assets as of June 30, 2012.

In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries. As of June 30, 2012, our subsidiaries’ total deposits and borrowings (after intercompany eliminations) were approximately $68.0 billion.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Bank to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of the Bank and other factors, and, may require regulatory approval in the future. Dividend payments to the Company from the Bank may also be prohibited if such payments would impair the Bank’s capital and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from the Bank and require any permitted borrowings to be collateralized.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay accrued or future dividends on, or redeem, the Preferred Shares. As of the date of this prospectus supplement, we have paid in full all of our quarterly dividend obligations on the Preferred Shares. Under the Federal Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares must be subject to prior regulatory approval. The Federal Reserve also may require the Company to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

You will not have a right to vote in connection with the Amendment.

Before any sale of Preferred Shares in this offering, our Board of Directors will approve the Amendment to the terms of the Preferred Shares, and the Amendment will be effective upon the approval of the holder of the Preferred Shares, the approval of a majority of the outstanding shares of our common stock and the filing of a certificate of amendment with the New York Department of State. Treasury, as the sole holder of the Preferred Shares, will consent to the Amendment before any sale of Preferred Shares in this offering, and we will agree to submit the Amendment to our common shareholders for approval at our next annual meeting of shareholders, which we expect to hold on April 16, 2013 or, in our discretion, at an earlier special meeting of shareholders. If the Amendment is not approved at such meeting, we intend to submit the Amendment for approval by our common shareholders at subsequent annual and/or special meetings of shareholders, as the case may be. Our Board of Directors intends to recommend that our common shareholders vote for approval of the Amendment. If the common shareholders approve the Amendment, the Amendment will thereafter become effective upon filing of the certificate of amendment. Because Treasury will have approved the Amendment before any Preferred Shares are sold to you, you will have no right to vote on the Amendment.

If the Amendment is approved, the dividend rate that you will receive on the Preferred Shares on and after November 15, 2013 will likely be substantially lower than under the current terms of the Preferred Shares.

If the Amendment is approved by our common shareholders, the initial dividend rate on the Series A

Preferred Shares and the Series C Preferred Shares will be 5% per annum through November 14, 2013, and will

increase to         % per annum on and after November 15, 2013. As a result, the dividend rate that you will receive on the Preferred Shares on and after November 15, 2013 will likely be substantially lower than the rate that you will receive if the Amendment is not approved. You should not invest in the Preferred Shares if you are seeking to purchase securities with a dividend rate greater than     %.

We have no reason to believe that the Amendment will not be approved by our common shareholders.

The Preferred Shares may be redeemed at our option under certain circumstances or following a regulatory capital treatment event described herein, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the appropriate federal banking agency, at our option, we may redeem the Preferred Shares (i) at any time beginning on or after November 15, 2018, or (ii) at any time within 90 days following a regulatory capital treatment event as defined in “Description of Preferred Shares, Redemption and Repurchase.” If we redeem any Preferred Shares as described herein, including in connection with the occurrence of a regulatory capital treatment event, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of Preferred Shares—Redemptions and Repurchases.”

The Preferred Shares are not insured deposits.

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. It is possible that you could lose the entire amount of your investment in the Preferred Shares.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Shares.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment on the Preferred Shares, if an event of default under the indentures governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

The Preferred Shares do not have established trading markets, which may negatively affect their market value and your ability to transfer or sell your shares.

Since the Preferred Shares have no stated maturity date, investors seeking liquidity will be limited to selling their Preferred Shares in the secondary market. We intend to apply to list the Preferred Shares on the NYSE under the symbols “MTBPr” and “MTBPrC,” respectively. If the application is approved, trading of the Preferred Shares on the NYSE is expected to begin within 30 days after the date of delivery of the Preferred Shares. However, an active trading market on the NYSE for the Preferred Shares may not develop or, even if it develops, may not last, in which case the trading price of the Preferred Shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Preferred Shares will be limited.

If a market for the Preferred Shares does develop, it is possible that you will not be able to sell your shares at a particular time or that the prices that you receive when you sell will not be favorable. Future trading prices of the Preferred Shares will depend on many factors, including:

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Shares;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the Preferred Shares may trade at a discount to the price per share paid for such shares even if a secondary market for the Preferred Shares develops.

The liquidity of the Preferred Shares may also be limited if less than all of the offered Preferred Shares are sold by Treasury. Possible future sales of Treasury’s remaining Preferred Shares, if any, that are held following this offering could affect the trading price of the Preferred Shares sold in this offering.

Investors should not expect us to redeem the Preferred Shares on the date they become redeemable or on any particular date after they become redeemable.

The Preferred Shares are perpetual equity securities. This means that they have no maturity or mandatory redemption date and are not redeemable at the option of investors. Any decision we may make at any time to propose a redemption of the Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Shares is also subject to limitations. Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Shares is subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66- 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares—Voting Rights” in this prospectus supplement.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the BHCA, and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. As of June 30, 2012, the Preferred Shares constituted approximately 3.83% of our total equity. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

If the Amendment is not approved by our common shareholders prior to February 15, 2014, in the case of the Series A Preferred Shares or November 15, 2013, in the case of the Series C Preferred Shares, the cost of this capital to us will increase substantially.

If the Amendment is not approved by our common shareholders prior to February 15, 2014, in the case of the Series A Preferred Shares, or prior to November 15, 2013, in the case of the Series C Preferred Shares, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum. See “Description of Preferred Shares—Redemption and Repurchases” in this prospectus supplement.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Any reduction in our credit rating could increase the cost of our funding from the capital markets or negatively impact the trading price of the Preferred Shares.

The major credit rating agencies regularly evaluate us and their ratings of our long-term debt, hybrid securities and preferred stock based on a number of factors, including our financial strength and conditions affecting the financial services industry generally. A negative ratings review, negative outlook or other similar terms mean that a future downgrade is possible. The ratings assigned to the Company and the Bank remain subject to change at any time, and it is possible that any ratings agency will take action to downgrade the Company, the Bank or both in the future, including in connection with another acquisition in the future. Any such action could negatively affect the rating and/or trading price of the Preferred Shares.

In addition, rating agencies have themselves been subject to scrutiny arising from the financial crisis such that the rating agencies may make or may be required to make substantial changes to their ratings policies and practices. Such changes may, among other things, adversely affect the ratings of the Company or the Bank. Any decrease in our credit ratings could limit our access to the capital markets or short-term funding or increase our financial costs, and thereby adversely affect our financial condition and liquidity or negatively impact the trading price of the Preferred Shares in any secondary market.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If this offering is completed and Treasury sells all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

USE OF PROCEEDS

The Preferred Shares offered by this prospectus supplement are being sold for the account of Treasury. Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus supplement.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)
Excluding interest on deposits(2)	4.60	5.54	4.45	3.93	2.19	2.06	2.27
Including interest on deposits(2)	3.69	4.07	3.39	2.95	1.68	1.54	1.56

(1)	Consolidated earnings consist of consolidated income from continuing operations before income taxes and combined fixed charges. Combined fixed charges consist of interest expense on all borrowings, including/excluding interest on deposits as noted, and preferred stock dividends. For all periods, we computed the ratios of consolidated earnings to combined fixed charges and preferred stock dividends by dividing consolidated earnings by combined fixed charges. If the Amendment does not become effective prior to February 15, 2014, in the case of the Series A Preferred Shares, or prior to November 15, 2013, in the case of the Series C Preferred Shares, the cost of this capital to us will increase substantially with the dividend rate increasing from 5.0% to 9.0% per annum for the Series A Preferred Shares on and after February 15, 2014 and for the Series C Preferred Shares on and after November 15, 2013, which would adversely affect our consolidated ratio of earnings to combined fixed charges and preferred stock dividends. If the Amendment is approved and becomes effective, the cost of this capital to us will increase on and after November 15, 2013, with the dividend rate increasing from 5.0% to % per annum.

(2)	Prior to December 23, 2008, the Company had no outstanding shares of preferred stock.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Restated Certificate of Incorporation of the Company dated November 18, 2010, a copy of which is included as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

General

The Series A Preferred Shares constitute a series of our perpetual, cumulative, preferred stock, consisting of 230,000 shares, par value $1.00 per share and liquidation preference $1,000 per share. The Series C Preferred Shares constitute a series of our perpetual, cumulative, preferred stock, consisting of 151,500 shares, par value $1.00 per share and liquidation preference $1,000 per share.

The Preferred Shares have no maturity date. We issued the Series A Preferred Shares to Treasury on December 23, 2008 as part of the CPP in a private placement exempt from the registration requirements of the Securities Act. We issued the Series C Preferred Shares to Treasury on May 23, 2009, upon the consummation of our acquisition of Provident Bankshares Corporation by merger as consideration for preferred shares originally issued by Provident Bankshares Corporation to Treasury on November 14, 2008 as part of the CPP in a private placement exempt from the registration requirements of the Securities Act.

Dividends

Rate. Currently, dividends on the Series A Preferred Shares and the Series C Preferred Shares are payable quarterly in arrears, if, as and when authorized and declared by our Board of Directors or any committee of the Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding February 15, 2014 for the Series A Preferred Shares and November 15, 2013 for the Series C Preferred Shares, and (ii) 9% per annum, on and after February 15, 2014 for the Series A Preferred Shares and November 15, 2013 for the Series C Preferred Shares. If the Amendment becomes effective, the initial dividend rate on each of the Series A Preferred Shares and the Series C Preferred Shares will be 5% per annum through November 14, 2013, and will increase to     % per annum on and after November 15, 2013, which we believe will likely be much lower than the current rate of 9% per annum if the Amendment does not become effective.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. As of the date of this prospectus supplement, we have paid in full all of our quarterly dividend obligations on the Preferred Shares. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than 10 days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Preferred Shares are cumulative. If for any reason our Board of Directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends. So long as any of the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non- cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock other than our Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

Currently, the Preferred Shares are redeemable by their terms, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency (currently the Federal Reserve), for a redemption price equal to 100% of the liquidation preference per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date. However, as described below, we will agree for the benefit of the holders of the Preferred Shares not to redeem the Preferred Shares until on or after November 15, 2018.

In connection with this offering, we will agree to a covenant in the underwriting agreement, with the holders of the Preferred Shares from time to time as third-party beneficiaries, that we will not redeem the Preferred Shares until on or after November 15, 2018, except upon the occurrence of a regulatory capital treatment event. The covenant will no longer be necessary and will expire earlier if and when the Amendment is approved by our common shareholders and a certificate of amendment relating thereto is filed with the New York Department of State. The covenant will continue to be in effect in accordance with its terms until November 15, 2018 even if we do not receive common shareholder approval for the Amendment.

Upon effectiveness of the Amendment, the Preferred Shares will only be subject to redemption at our option, (i) in whole or in part, at any time and from time to time, subject to prior approval by the appropriate federal banking agency, beginning on or after November 15, 2018, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. “Regulatory capital treatment event” means, with respect to each of the Series A Preferred Shares and the Series C Preferred Shares, the good faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the date of this preliminary prospectus supplement; (ii) any proposed change (including any such change with a prospective effect) in those laws or regulations that is announced after the date of this preliminary prospectus supplement (including any announced change with a prospective effect); or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date of this preliminary prospectus supplement, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation value of such Preferred Shares then outstanding as “Tier 1 Capital” (or its equivalent or successor) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor federal banking agency), as then in effect and applicable, for as long as any such Preferred Shares are outstanding. We believe that the Preferred Shares qualify as Tier 1 capital of the Company, and we expect that if the Amendment becomes effective, the Preferred Shares will continue to qualify as Tier 1 capital, in each case for purposes of the capital adequacy guidelines of the Federal Reserve and other applicable law as currently in effect. In addition, we believe that the Preferred Shares would qualify as Additional Tier 1 Capital of the Company under the Joint Notice of Proposed Rulemaking released by the Federal Reserve and the other federal banking agencies in June 2012 titled “Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Minimum Regulatory Capital Ratios, Capital Adequacy, Transition Provisions, and Prompt Corrective Action.”

To exercise any redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

If notice of redemption has been duly given and if on or before the redemption date specified in the notice we have deposited all funds necessary for the redemption in trust for the pro rata benefit of the holders of record of the shares called for redemption with a bank or trust company doing business in the Borough of Manhattan, The City of New York having a capital and surplus of at least $500 million and selected by our Board of Directors then, notwithstanding that any certificate for any Preferred Shares called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all Preferred Shares so called for redemption, all such Preferred Shares called for redemption shall no longer be deemed outstanding and all rights with respect to such Preferred Shares shall cease and terminate on such redemption date, except the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the Preferred Shares so called for redemption may look only to the Company for payment of the redemption price of such Preferred Shares.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

The Proposed Amendment

Before any sale of Preferred Shares in this offering, our Board of Directors will approve the Amendment to the terms of the Preferred Shares. The Amendment will be effective upon the approval of the holder of the Preferred Shares, the approval of a majority of the outstanding shares of our common stock and the filing of a certificate of amendment with the New York Department of State. Treasury, as the sole holder of the Preferred Shares, will consent to the Amendment before any sale of Preferred Shares in this offering. We will agree to a covenant in the underwriting agreement, subject to and only following completion of this offering, to submit the Amendment to our common shareholders for approval at our next annual meeting of shareholders, which we expect to hold on April 16, 2013 or, in our discretion, at an earlier special meeting of shareholders. Our Board of Directors intends to recommend that our common shareholders vote for approval of the Amendment. We have no reason to believe that the Amendment will not be approved by our common shareholders. If the Amendment is not approved at such meeting, we intend to submit the Amendment for approval by our common shareholders at subsequent annual and/or special meetings of shareholders, as the case may be. If the common shareholders approve the Amendment, the Amendment will thereafter become effective upon the filing of the certificate of amendment. Because Treasury will have approved the Amendment before any Preferred Shares are sold to you, you will have no right to vote on the Amendment.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by New York law.

If we do not pay dividends on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of

Voting Parity Stock outstanding at the time, voting together as a single class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

There is no limit on the number of nominations, and a plurality of eligible voters would determine the election of the Preferred Directors. At any meeting of shareholders at which directors are to be elected, including a meeting to elect the Preferred Directors, nominations may be made by any holder of shares entitled to vote at that meeting in the election of directors. No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “—Dividends—Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock other than Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by New York law or by our Restated Certificate of Incorporation, the vote or consent of the holders of at least 66- 2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

•

amend or alter our Restated Certificate of Incorporation or the Certificate of Amendment relating to the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

•

amend, alter or repeal any provision of our Restated Certificate of Incorporation or the Certificate of Amendment relating to the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

•

consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 23, 2008 (in the case of the Series A Preferred Shares) or November 14, 2008 (in the case of the Series C Preferred Shares) and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

New York law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our certificate of incorporation that would limit the ability of the holders of our preferred stock to vote on any matter, change any authorized shares of our preferred stock into a different number of shares of preferred stock or into the same or a different number of shares of one or more other classes or series of any class, decrease the par value of our preferred stock, or change or abolish our preferred stock (or any series thereof) or any of the relative rights, powers, preferences and limitations of our preferred stock (or any series thereof). If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Restated Certificate of Incorporation.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

The Depository Trust Company (the “DTC”) will act as securities depositary for the Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede &

Co. These certificates will represent the total aggregate number of Preferred Shares sold in this offering. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Shares on DTC’s records. You, as the actual owner of the Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Restated Certificate of Incorporation, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co. If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Preferred Shares in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Preferred Shares will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares. In that event, we will print and deliver certificates in fully registered form for Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Preferred Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

SELLING SHAREHOLDER

The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part, or any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relates likely would be barred. See “Risk Factors—Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.”

The tables below set forth information with respect to the number of Series A Preferred Shares and Series C Preferred Shares beneficially owned by Treasury as of August 15, 2012, the number of Series A Preferred Shares and Series C Preferred Shares being offered by Treasury in this offering, and the number of

Series A Preferred Shares and Series C Preferred Shares to be beneficially owned by Treasury after this offering, assuming all the Series A Preferred Shares and Series C Preferred Shares offered by Treasury in this offering are sold. The percentages below are calculated based on 230,000 Series A Preferred Shares and 151,500 Series C Preferred Shares issued and outstanding as of August 15, 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Series A Preferred Shares Beneficially Owned(1)	Percent	Series A Preferred Shares Being Offered	Number of Series A Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury
1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	230,000	100%	230,000	0	0%

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Series C Preferred Shares Beneficially Owned(1)	Percent	Series C Preferred Shares Being Offered	Number of Series C Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury
1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	151,500	100%	151,500	0	0%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Series A Preferred Shares or Series C Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days.

(2)	Treasury also owns warrants to purchase 1,721,447 shares of our common stock.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the Preferred Shares. It applies to you only if you acquire hold your Preferred Shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Preferred Shares as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells Preferred Shares as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Preferred Shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Preferred Shares.

Please consult your own tax advisor concerning the consequences of owning these Preferred Shares in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

The Amendment

In the opinion of Sullivan & Cromwell LLP, based in part upon the Company’s determination that the probability of the Amendment not being approved (by our common shareholders) is remote, the Amendment should not constitute a realization event for holders of the Preferred Shares, because, for United States federal income tax purposes, such holders should be treated as having owned the Preferred Shares with terms as provided for in the Amendment since the time they originally acquired such Preferred Shares. Under this treatment, the Amendment has no United States federal income tax consequences to holders.

Alternatively, in the opinion of Sullivan & Cromwell LLP, the Amendment should not give rise to a recognition event because it should qualify as a reorganization described in Section 368(a)(1)(E) of the Code.

Under this treatment, upon the Amendment holders of the Preferred Shares (i) do not recognize gain or loss, (ii) retain their basis in the Preferred Shares, and (iii) have a holding period in the Preferred Shares that includes the period during which they held the Preferred Shares prior to the Amendment.

You are strongly urged to consult your tax advisor regarding the characterization of the Amendment for tax purposes and its application to you.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a “United States holder” if you are a beneficial owner of Preferred Shares and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— Non-United States Holders” below.

Distributions on the Preferred Shares. In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “— United States Holders — Sale or Redemptions of the Preferred Shares”. For purposes of the remainder of the discussion in this subsection, it is assumed that dividends paid on the Preferred Shares will constitute dividends for United States federal income tax purposes.

If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if the Preferred Shares with respect to which the dividend is paid is held by you for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Preferred Shares became ex-dividend with respect to such dividend.

Under current law, if you are an individual, dividends generally will be subject to a reduced maximum tax rate of 15% if you receive them in a taxable year beginning before January 1, 2013, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that you elect to treat the dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to you with respect to Preferred Shares that are held by you for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Shares became ex-dividend with respect to such dividend or, if the dividend is attributable to a period or periods aggregating over 366 days, if you hold the Preferred Shares for less than 91 days during the 181-day period beginning 90 days before the ex-dividend date.

In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, you may not count towards your holding period any period in which you (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of Preferred Shares or substantially identical stock or securities, (b) are the grantor of an option to buy Preferred Shares or substantially identical stock or securities or (c) otherwise have diminished your risk of loss by holding one or more other positions with respect to substantially similar or related property. In addition, the dividends-received deduction as well as the reduced maximum tax rate on dividends are disallowed if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are advised to consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.

You should consider the effect of section 246A of the Code, which reduces the dividends-received deduction allowed with respect to “debt financed portfolio stock”. In addition, a corporate shareholder may be required to reduce its basis in the Preferred Shares with respect to certain “extraordinary dividends”, as provided under section 1059 of the Code. You should consult your own tax adviser in determining the application of these rules in light of your particular circumstances.

Sale, Exchange, or Redemption of the Preferred Shares. A sale, exchange or other disposition of the Preferred Shares will generally result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Preferred Shares, which will generally equal your purchase price for the Preferred Shares, subject to reduction (if applicable) as described under the caption “— United States Holders — Distributions on the Preferred Shares” above. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Preferred Shares exceeds one year. Long-term capital gain recognized by a non-corporate U.S. holder is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A redemption of the Preferred Shares for cash will be treated as a sale or exchange if it is:

•	“not essentially equivalent to a dividend”,

•	“substantially disproportionate” with respect to you,

•	“in complete redemption” of your interest in our stock, or

•	in the case of non-corporate United States holders, “in partial liquidation” of the Company,

each of the above within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by you by reason of certain constructive ownership rules, as well as shares actually owned by you, must generally be taken into account. If a redemption of Preferred Shares is treated as an exchange, it will be taxable as described in the preceding paragraph, except to the extent of any redemption proceeds that are attributable to declared but unpaid dividends on the Preferred Shares which will generally be subject to the rules described above under “— United States Holders — Distributions on the Preferred Shares”.

If none of the above tests is satisfied, then a payment in redemption of the Preferred Shares will be treated as a distribution subject to the tax treatment described above under “— Distributions on the Preferred Shares”. The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

We strongly encourage you to consult your own tax advisor regarding the characterization of a redemption payment under the rules described in this subsection and the consequences of such characterization to you.

Medicare Tax. For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the sale, exchange, or redemption of Preferred Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the Preferred Shares.

Non-United States Holders

This subsection describes the tax consequences to a non-United States holder. You are a “non-United States holder” if you are the beneficial owner of Preferred Shares and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from Preferred Shares.

If you are a United States holder, this subsection does not apply to you and you should refer to “— United States Holders” above.

Distributions on the Preferred Shares. Except as described below, if you are a non-United States holder of Preferred Shares, distributions made to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on distributions to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If distributions made to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from such distributions, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” distributions are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-United States holder, “effectively connected” distributions that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange, or Redemption of the Preferred Shares. If you are a non-United States holder, you generally will not be subject to United States federal income tax on gain that you recognize on a sale or exchange of Preferred Shares unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•

you are an individual, you hold the Preferred Shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities. A 30% withholding tax will be imposed on certain payments to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Under administrative guidance and proposed regulations, withholding would only apply to payments of dividends made on or after January 1, 2014, and to payments of gross proceeds from a sale or other disposition of the Preferred Shares made on or after January 1, 2015.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of Preferred Shares effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-United States holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by us or another non-United States payor and

•

other dividend payments and the payment of the proceeds from the sale of Preferred Shares effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of Preferred Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Preferred Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Preferred Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

Treasury is offering the Preferred Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated                     , 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Series A Preferred Shares and Series C Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $                 per Preferred Share (or not in excess of $                 per Preferred Share for sales to certain institutions).

Number of Preferred Shares
Underwriter	Series A	Series C
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sandler O’Neill & Partners, L.P.
Stifel, Nicolaus & Company, Incorporated
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent. The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

	Per Share	Total
Price to public of the Series A Preferred Shares(1)	$	$
Underwriting discounts and commissions to be paid by the Company on the Series A Preferred Shares(2), (3)
Price to public of the Series C Preferred Shares(1)
Underwriting discounts and commissions to be paid by the Company on the Series C Preferred Shares(2), (3)
Proceeds to Treasury(1)

(1)	Plus accrued dividends from and including August 15, 2012.

(2)	We have agreed to pay all underwriting discounts and commissions and transfer taxes and transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

(3)	For sales to certain institutions, the underwriting discounts and commissions will be $ per Preferred Share, and to the extent of those sales, the total underwriting discounts and commissions will be less than the total shown above. As a result of sales to certain institutions, the total underwriting discounts and commissions will equal $ .

We estimate that the total expenses of this offering in addition to the underwriting discounts and commissions and transfer taxes, if any, will be approximately $         and are payable by us.

Restriction on Sales of Securities

We and Treasury have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into, or exercisable or exchangeable, for preferred stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock.

The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us. The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions.

Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

Prior to this offering, there has been no public market for the Preferred Shares. We intend to apply to list the Series A Preferred Shares and the Series C Preferred Shares on the New York Stock Exchange (the “NYSE”) under the symbols “MTBPr” and “MTBPrC,” respectively. If the application is approved, we expect trading of the Preferred Shares on the NYSE to begin within 30-days after the initial delivery of the Preferred Shares.

Selling Restrictions

United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, unincorporated associations and other persons, falling within Article 49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or either of their respective contents.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public of any Preferred Shares” in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Preferred Shares offered by this prospectus supplement will be passed upon for us by Sullivan & Cromwell LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

M&T BANK CORPORATION

$3,000,000,000

Debt Securities Preferred Stock Depositary Shares Common Stock Guarantees Warrants of M&T BANK CORPORATION	Capital Securities of M&T CAPITAL TRUST V M&T CAPITAL TRUST VI

These securities may be offered and sold from time to time by us or by the capital trusts identified above, and also may be offered and sold by one or more selling securityholders to be identified in the future, in one or more offerings, up to a total dollar amount of $3,000,000,000 (or the equivalent in foreign currency or currency units). We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in these securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

M&T Bank Corporation’s common stock is traded on the New York Stock Exchange under the symbol “MTB.”

Investing in the securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus and on page 25 of our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

These securities are not savings accounts, deposits or other obligations of any bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is June 26, 2012.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “M&T”, “we”, “us”, “our” or similar references mean M&T Bank Corporation, and to “trusts” or “trust issuers” mean M&T Capital Trust V and M&T Capital Trust VI.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include and our representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our business and management’s beliefs and assumptions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on trust-related revenues; legislation and/or regulation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation or regulation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

ABOUT THIS DOCUMENT

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we and the trusts may offer and sell the securities identified in this prospectus. Each time we or the trusts offer and sell securities, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. M&T also maintains a Web site (http://www.mandtbank.com) where information about M&T and its subsidiaries can be obtained. The information contained in the M&T Web site is not part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than those portions that may be “furnished” and not filed with the SEC) until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on April 17, 2012 and filed on March 7, 2012.

•	Quarterly Report on Form 10-Q for the period ended March 31, 2012;

•	Current Reports on Form 8-K, filed on April 20, 2012 and June 13, 2012; and

•	The description of M&T’s common stock and preferred stock contained in the Form 8-A filed on May 20, 1998.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

ABOUT M&T BANK CORPORATION

M&T Bank Corporation is a New York business corporation which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T and the trusts are located at One M&T Plaza, Buffalo, New York 14203. The telephone number for M&T and the trusts is (716) 842-5445.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our annual report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus as set forth in the applicable prospectus supplement.

CONSOLIDATED EARNINGS RATIOS

The table below provides M&T’s consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown.

	For the Three Months Ended March 31		For the Year Ended December 31
	2012	2011	2011	2010	2009	2008		2007
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits	5.37	5.57	5.39	4.57	2.38	2.06		2.27
Including interest on deposits	4.00	3.90	3.80	3.21	1.74	1.54		1.56

CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits	4.33	4.64	4.45	3.93	2.19	2.06	*	2.27	*
Including interest on deposits	3.47	3.49	3.39	2.95	1.68	1.54	*	1.56	*

*	Prior to December 23, 2008, M&T had no outstanding shares of preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 2008 and 2007 are not different from the ratios of earnings to fixed charges for those periods.

VALIDITY OF SECURITIES

The validity of the securities may be passed upon for us by Sullivan & Cromwell LLP, or by counsel named in the applicable prospectus supplement, and for any underwriters or agents by counsel selected by such underwriters or agents. Unless the applicable prospectus supplement or, if necessary, the applicable pricing supplement, indicates otherwise, certain matters of Delaware law relating to the validity of the capital securities and the creation of the trusts will be passed upon for us and the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trusts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of M&T Bank Corporation for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

230,000 Shares of Fixed Rate Cumulative Perpetual

Preferred Stock, Series A

151,500 Shares of Fixed Rate Cumulative Perpetual

Preferred Stock, Series C

Liquidation Preference $1,000 Per Share

M&T BANK CORPORATION

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Sandler O’Neill + Partners, L.P.

Stifel Nicolaus Weisel

            , 2012